UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	02-0815199
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☑

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of class
Preferred Stock Purchase Right

Item 1. Description of Registrant’s Securities to be Registered

On December 20, 2012, the Board of Directors of Affinity Gaming (the “Affinity,” “we,” “us,” or “our”) declared a dividend of one preferred share purchase right (a “Right”) payable on December 21, 2012, for each outstanding share of Common Stock, par value $0.001 per share (the “Common Shares”), outstanding on December 21, 2012 to the stockholders of record on that date. Each Right entitles the registered holder of a Common Share to purchase from us one one-thousandth of a share of our Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $45.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated effective December 21, 2012, between Affinity and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Rights Agreement (which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. We have incorporated the description of the Right herein by reference to the description set forth under “Entry into a Material Definitive Agreement” in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 21, 2012, and it is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

We have filed the documents listed below as exhibits to this Registration Statement.

Exhibit No.	Description
3.1
Certificate of Designation of Series A Preferred Stock of Affinity Gaming, as filed with the Secretary of the State of Nevada on December 21, 2012 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on December 21, 2012).

4.1
Rights Agreement, dated December 21, 2012, between Affinity Gaming and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 21, 2012).

Signature

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Affinity Gaming

Date:	December 26, 2012	By:	/s/ Marc H. Rubinstein
Marc H. Rubinstein
Senior Vice President, General Counsel and Secretary